EXHIBIT 10.34

PURCHASE AND SALE OF ASSETS AGREEMENT

Between

U S LIQUIDS OF LA., L.P.

And

U S LIQUIDS INC.,

on the first part

And

TRINITY STORAGE SERVICES, L.P.

And

CCBS, INC., Its General Partner,

on the second part

SECTION	PAGE

Section 6.3. US Liquids Stock	19
Section 6.4. No Conflicts	20
Section 6.5. Binding Agreement	20
ARTICLES 7. COVENANTS OF STOCKHOLDERS AND SELLER PRIOR TO CLOSING	20
Section 7.1. Access to Land and Records	20
Section 7.2. Activities of Seller Prior to Closing	20
Section 7.3. Prohibited Activities Prior to Closing	21
Section 7.4. Contact with Government Officials	22
Section 7.5. Notice of Developments	22
Section 7.6. Barge Surveys	22
Section 7.7 Venice	22
ARTICLE 8. CONDITIONS PRECEDENT TO OBLIGATIONS OF GENERAL PARTNER &SELLER	22
Section 8.1. Representations and Warranties	22
Section 8.2. Consents	22
Section 8.3. No Adverse Proceeding	23
Section 8.4. Noncompetition Agreements	23
Section 8.5. Certificates	23
ARTICLE 9. CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER & U S LIQUIDS	23
Section 9.1. Representations and Warranties	23
Section 9.2. Covenants	23
Section 9.3. No Adverse Proceeding	23
Section 9.4. No Adverse Change	23
Section 9.5. General Release	23
Section 9.6. Consents	23
Section 9.7. Good Standing Certificate	23
Section 9.8. Agreements	24
Section 9.9. Transferability of Permits	24
Section 9.10. Consents to Assignment of Real Estate Leases	24
Section 9.11. Environmental Review	24
Section 9.12. Due Diligence	24
Section 9.13. Barge Surveys Section 9.14. Certificates	24
Section 9.15 Bank Approval	24
Section 9.16. General	25
ARTICLE 10. NON-ASSUMPTION OF LIABILITIES	25
ARTICLE 11. INDEMNIFICATION	26
Section 11.1. Indemnification by General Partner and Seller	26
Section 11.2. Indemnification by Buyer and U S Liquids	26
Section 11.3. Procedure for Indemnification with Respect to Third Party Claims	26
ARTICLE 12. TERMINATION OF AGREEMENT	27
Section 12.1. Termination by Buyer	27
Section 12.2. Termination by Seller	28
Section 12.3. Termination by Either Party	28
Section 12.4. Effect of Termination	28
ARTICLE 13. NONDISCLOSURE OF CONFIDENTIAL INFORMATION	29
Section 13.1. Nondisclosure by Seller and General Partner	28
Section 13.2. Nondisclosure by Buyer	28

PURCHASE AND SALE OF ASSETS AGREEMENT

     This PURCHASE AND SALE OF ASSETS AGREEMENT (the “Agreement”) is executed and delivered on this 15th day of July, 2002, among U S LIQUIDS LA., L.P., a Delaware limited partnership (“Buyer”) and its parent company, U S LIQUIDS INC., a Delaware corporation (“U S Liquids”); TRINITY STORAGE SERVICES, L.P., a Texas Limited Partnership (“Seller”); and CCBS, INC., a Texas corporation, the general partner of Seller (the “General Partner”).

WHEREAS, Seller is engaged in the business of operating docks and transfer facilities for the collection, transfer and transportation for disposal of liquid and semi-liquid wastes generated in connection with the drilling of oil and gas wells (“Oilfield Waste”) in the Texas and Louisiana Gulf Coast area (the “Business);

WHEREAS, in connection with operating the Business, Seller leases or controls certain real property described in Exhibit A attached hereto and made a part hereof (the “Land”), pursuant to written agreements which are attached hereto as Exhibit B and made a part hereof (the “Real Estate Leases”), on which it operates, or has the exclusive right to operate commercial transfer facilities for handling Oilfield Waste (the “Transfer Stations”);

WHEREAS, Buyer desires to purchase and acquire certain assets, equipment and contractual rights of Seller used in connection with the Business and Seller desires to sell such assets, equipment and contractual rights to Buyer, all in accordance with the terms and conditions set forth in this Agreement;

WHEREAS, General Partner desires that Seller sell such assets, equipment and contractual rights to Buyer upon the terms and subject to the conditions set forth in this Agreement and, in order to induce Buyer to enter into this Agreement, are willing to make the covenants and promises herein set forth;

WHEREAS, Seller is unwilling to enter into this Agreement without the covenants and promises of U S Liquids herein set forth;

WHEREAS, Buyer is unwilling to enter into this Agreement without the covenants and promises of General Partner herein set forth; and

NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained and other good and valuable consideration, received to the full satisfaction of each of them, the parties hereby agree as follows:

ARTICLE 1. SALE OF ASSETS

Section 1.1. Description of Assets. Upon the terms and subject to the conditions set forth in this Agreement, Seller hereby agrees to convey, sell, transfer and assign to Buyer the following assets, equipment and contractual rights of Seller, wherever located, subject to the exclusions hereinafter set forth:

(a)	all of Seller’s right, title, estate and interest in and to the Real Estate Leases and all improvements owned by Seller that are located on the Land;

(b)	all governmental permits, franchises, licenses, orders, consents and approvals of every kind held by Seller and necessary to operate the Transfer Stations and the Business (the “Permits”);

(c)	all other permits, franchises, licenses, rights, consents and approvals of every kind held by Seller and necessary to operate the Business (the “Licenses”), including, without limitation, all licenses or rights related to computer software and programs;

(d)	all equipment owned by Seller and used or for use in the Business (the “Equipment”), including, without limitation, all equipment listed on Schedule 1.1(d), attached hereto and made a part hereof;

(e)	all of the motor vehicles owned by Seller and used or for use in the Business and all attachments, accessories and other equipment now located in or on such motor vehicles (the “Motor Vehicles”), as the same are more completely described by manufacturer, model number, model year and VIN on Schedule 1.1(e), attached hereto and made a part hereof;

(f)	all of Seller’s right title, estate and interest in and to the equipment leases to which Seller is a party (the “Equipment Leases”), as the same are more completely described by lessor name, equipment description, term and lease payment on Schedule 1.1(f), attached hereto and made a part hereof;

(g)	all of Seller’s right title, estate and interest in and to the motor vehicle leases to which Seller is a party (the “Motor Vehicle Leases”), as the same are more completely described by lessor name, manufacturer, model number, model year, VIN, term and lease payment on Schedule 1.1(g), attached hereto and made a part hereof;

(h)	all computer hardware, software, programs and source codes (for both internally and externally developed programs) (“Computers”) used or for use in the Business, including, without limitation, all manual and automated billing systems and components thereof;

(i)	all of Seller’s inventory of parts, tires and accessories of every kind, nature, and description used or for use in the Business (the “Inventory”);

(j)	all right, title and interest of Seller in and to all trade secrets and proprietary information used in the Business and owned or licensed by Seller (“Proprietary Rights”) ;

(k)	all contractual rights of Seller with Seller’s customers (whether oral or in writing) relating to the operation of the Business (the “Customer Contracts”), and all commitments, lists, leases, permits, licenses, consents, approvals, franchises and other instruments relating to the Customer Contracts (the “Related Approvals”), a complete and accurate list of the Customer Contracts and the Related Approvals is set forth on Schedule 1.1(k), attached hereto and made a part hereof;

(l)	all other contractual rights of Seller, other than the Permits, Licenses, Equipment Leases, Motor Vehicle Leases and Customer Contracts, used or for use in, or necessary to the operation of, the Business (the “Contracts”), including, without limitation, all operating, management, utilization or consulting agreements, a complete and accurate list of which is set forth in Schedule 1.1(l) attached hereto and made a part hereof;

(m)	all right, title, and interest of Seller in and to the telephone numbers used in the operation of the Business;

(n)	all radio base stations, together with all radios, mobile telephones/radios and other communications equipment used in connection with the Business, wherever located;

(o)	all of Seller’s shop tools, nuts and bolts relating to the Business;

(p)	all of Seller’s existing documents, files and other material related to all current or past customers and operations of the Business; and

(q)	all of the goodwill of the Business.

All of the foregoing assets, properties and contractual rights are hereinafter sometimes collectively called the “Assets.”

Section 1.2. Excluded Assets. The parties agree that there shall be excluded from the Assets the following which are not being sold to Buyer pursuant to this Agreement (the “Excluded Assets”):

(a)	all cash on hand and on deposit, except as set forth in Section 1.5 hereof, all cash equivalents (including marketable securities and short-term investments) and all accounts receivable and notes receivable of Seller (the “Receivables”), subject to Section 1.6 hereof;

(b)	the Moss Bluff Operating Agreement dated January 1, 2000 between Seller and OGW Enterprises, Inc. (“OGW”) and the Anahuac dock and transfer facility lease, and any assets owned or leased by Seller and used solely in connection with the Moss Bluff Operating Agreement or the Anahuac dock and transfer facility;

(c)	the promissory note executed by OGW and delivered to Seller in connection with the Moss Bluff Operating Agreement and all agreements securing payment of such promissory note;

(d)	all telephones, radios and other communications equipment used at the Moss Bluff disposal facility, the Anahuac dock and transfer facility or CCNG, Inc.’s Houston office, and all telephone numbers used at such locations;

(e)	all, if any, real property and all buildings on and fixtures to all real property of Seller other than that set forth in Section 1.1(a), (the “Excluded Real Estate”);

(f)	all contracts and contract rights and obligations of Seller (whether oral or in writing) not relating to the Business; and

(g)	all employment contracts to which Seller is a party or by which Seller is bound;

Section 1.3. Non-Assignment of Certain Contracts and Leases. Notwithstanding anything to the contrary in this Agreement, to the extent that the assignment hereunder of any contract or lease shall require the consent of any third party, neither this Agreement nor any action taken pursuant to its provisions shall constitute an assignment, an agreement to assign or an attempted assignment if such assignment, agreement to assign or attempted assignment would constitute a breach thereof or result in the loss or diminution thereof; provided, however, that in each such case, Seller and General Partner shall use reasonable commercial efforts to obtain the consent of such other party to such assignment to Buyer. If such consent is not obtained, and if the Closing occurs, Seller and General Partner shall cooperate with Buyer in any reasonable arrangement designed to provide for Buyer the benefits under any such contract or lease, (provided, there shall be no adjustment of the purchase price set forth in Section 2.1 hereof) and the enforcement for the account and benefit of Buyer, of any and all rights of Seller against any other person arising out of the breach or cancellation of any such contract or lease by such other person or otherwise. Attached hereto as Schedule 1.3 is a list of all contracts or leases requiring consent to their assignment (“Customer Contracts Requiring Consent”).

Section 1.4. Prepaid Services. Seller shall remit to Buyer all payments received by Seller from customers prior to or after the date hereof for services to be performed by Buyer on and after the date of Closing.

Section 1.5. Proration of Cash on Hand. The parties shall prorate, as of the close of business on the Closing Date, all sums paid to Seller pursuant to the advance billing practice of Seller or otherwise representing a prepayment to Seller of services to be rendered after the Closing. Seller shall be entitled to all such sums allocable to services performed on or before the close of business on the date of Closing and Buyer shall be entitled to all such sums allocable to services to be performed thereafter.

Section 1.6. Handling of Receivables. Seller shall diligently attempt to collect the Receivables and shall apply the proceeds collected as follows:

(a)	First, to discharge that certain Loan Agreement between Seller and Bank of America, N.A. dated November 9, 2001 in the principal sum of $1,200,000.00;

(b)	Then, to any portion of the Payables, if any, which Buyer has not discharged pursuant to Section 2.1(a);

(c)	Then, to any accounts payable, notes payable or other financial obligations of Seller relating to the Moss Bluff disposal facility and/or the Anahuac dock and transfer facility.

To the extent that Seller fails or refuses to apply the proceeds derived from the collection of the Receivables to item (b), above, Buyer may elect to do so and shall be entitled to a credit against the sums payable under Section 2.2, below, or, if said sums have already been fully paid, to a claim against Seller and the General Partner. Buyer and Seller shall cooperate and provide assistance to each other, to the extent reasonably possible, in connection with Seller’s attempts to collect the Receivables. For purposes hereof, cooperation and assistance shall include regular communications with each other to provide updates on collection activities and reasonable advance notice to the other party if one party intends to take any action related to a customer in connection with a Receivable owing from that customer, which action could be reasonably anticipated to hinder, make more difficult or otherwise cause problems with either Seller’s attempts to collect that Receivable or Buyer’s ongoing relationship with that customer. Any sums received by Buyer from a customer shall be presumed to be payment for services rendered by Buyer and shall be applied to that customer’s account balance with Buyer unless otherwise specified by the customer.

ARTICLE 2. PURCHASE PRICE

Section 2.1. Purchase Price. At the Closing, Buyer shall pay to Seller for the Assets as follows:

(a)	At Closing, Buyer shall pay the sum of Two Million Five Hundred Thousand Dollars ($2,500,000.00) toward the Payables (defined below), as determined by Buyer; provided, however, that Buyer may set aside a portion of the aforesaid sum (the “Holdback”), the amount of which shall be reasonably determined by Buyer, for the payment of any outstanding amounts due and owing to any vendor providing goods or services in connection with the operation of the Transfer Stations or Transportation (defined below) as to which Seller has not received an invoice as of the Closing Date or as to which all or a portion may be in dispute. If the amount of the

Payables paid by Buyer at Closing plus the amount of the Holdback is less that $2,500,000.00, Buyer shall pay the difference to Seller at Closing in immediately payable funds. Any such difference paid at Closing shall be applied by Seller in the manner set forth in Section 1.6(a) — (c), above. On the ninety-first (91st ) day after the Closing Date, Buyer shall remit the unused portion of the Holdback to Seller; provided, however, that in the event Buyer thereafter receives any invoices for goods or services provided in connection with the operation of the Transfer Stations or Transportation prior to the Closing Date, Buyer shall submit such invoices to Seller and Seller shall be solely responsible for the payment thereof. To the extent that Seller fails or refuses to pay any such invoices, Buyer may elect to do so and shall be entitled to a claim against the Seller and the General Partner. Each party shall have the right to audit the payment by the other party of the amounts provided in this section or any amounts required to be paid by either party to any third party under this Agreement.

(b)	At Closing, U S Liquids shall issue Seller warrants to purchase 100,000 shares of the common stock of U S Liquids, par value $.01 per share (“U S Liquids Stock”), with an expiration date of five years from the Closing Date, with the following strike prices:

No. Shares	Strike Price

50,000	Closing Price
50,000	Closing Price x 1.25

For purposes of the foregoing, the Closing Price would be the AMEX closing price of said stock on the last day of trading prior to the day on which a public announcement of the signing of this Agreement by the parties occurs.

Section 2.2. Additional Consideration. Buyer shall pay Seller the sum of $100,000.00 for each calendar month or portion thereof that elapses from July 1, 2002 until the earlier to occur of the Closing Date or the date this Agreement is terminated (the “Monthly Payment”); provided, however, that in no event shall Buyer be required to pay more than $450,000.00 in aggregate Monthly Payments pursuant to this section. The Monthly Payment shall be due and payable on the last day of each month beginning with July 31, 2002, except that if the Closing occurs or if this Agreement is terminated on a date other than the last day of a month, the due date shall be the Closing Date or the termination date, whichever is applicable. Buyer shall pay Seller $25,000.00 on the date of this Agreement or as soon thereafter as said money can be wire transferred, which amount shall be credited to the Monthly Payment due on July 31, 2002. In the event the Closing occurs prior to November 15, 2002, at the Closing, Buyer shall pay Seller (in addition to the amounts due under Section 2.1, above) the difference between $450,000.00 and the total amount of the Monthly Payments that have been paid (including any Monthly Payment then due for the month in which the Closing occurs). In the event this Agreement is terminated by either party pursuant to Article 12, Buyer shall have no further obligation to make Monthly Payments hereunder except for the Monthly Payment for the month in which such termination occurs and for any unpaid Monthly Payments for any months prior thereto. All amounts payable under this Section shall be paid by wire transfer of immediately available funds to an account designated by Seller.

Section 2.3. Payment of Certain Accounts Payable. At the Closing, Buyer shall pay the verified accounts payable and accrued liabilities directly relating to the operation of the Transfer Stations or the transportation of Oilfield Waste by barge from the Transfer Stations to the ultimate disposal site (“Transportation”), subject to the terms of and in the manner described in Section 2.1(a), above (the “Payables”). A detailed list of the creditors and evidence of the Payables is set forth on Schedule 2.3. In addition, Buyer shall assume all of Seller’s obligations under all of the Real Estate Leases, Permits,

Licenses, Equipment Leases, Motor Vehicle Leases, Customer Contracts and Contracts assigned to Buyer to the extent, and only to the extent, such obligations first mature and are required to be performed subsequent to the close of business on the Closing Date (the “Assumed Contracts Obligations”). The Assumed Contracts Obligations are in addition to the Payables. U S Liquids hereby guarantees the performance by Buyer of its obligations under this Section 2.3.

ARTICLE 3. CLOSING

Section 3.1. Time and Place of Closing. This transaction shall be closed on August 15, 2002, or on such other date and time as mutually agreed by the parties, subject to the satisfaction of all of the conditions to closing set forth in Articles 8 and 9 (the “Closing”). The Closing shall take place at a location mutually agreeable to Buyer and Seller. The date on which the Closing occurs shall be referred to as the “Closing Date.”

Section 3.2. Deliveries by Seller and General Partner. At the Closing, Seller and General Partner shall deliver to Buyer, all duly executed:

(a)	an assignment of each of the Real Estate Leases to Buyer, containing the consent of the landlord and the landlord’s acknowledgment that no defaults exist under said Real Estate Leases and an assumption by Buyer of the Real Estate Leases in form and substance satisfactory to Buyer, Seller and each landlord (the “Assignment and Assumption of Real Estate Leases”);

(b)	a General Conveyance, Assignment, Bill of Sale and Assumption of Certain Liabilities, in form and substance reasonably satisfactory to Buyer and Seller, conveying, selling, transferring and assigning to Buyer all of the Assets (other than the Real Estate Leases) and pursuant to which Buyer assumes the Assumed Contracts Obligations (the “Bill of Sale”);

(c)	consents by all governmental entities required for the transfer of the Permits to Buyer;

(d)	all Certificates of Title and registrations to the Motor Vehicles;

(e)	certified copies of resolutions or consents of all of the partners (including the General Partner and all limited partners) of Seller authorizing the execution of this Agreement, the sale of the Assets to Buyer, and the consummation of the transactions contemplated herein, along with any evidence of authority that Buyer may reasonably require;

(f)	a non-competition agreement duly and properly executed by Seller, the General Partner and each limited partner, in form and substance attached hereto as Exhibit C and made a part hereof (the “Noncompetition Agreements”);

(g)	fully executed consents to the assignment or transfer of the Customer Contracts, Equipment Leases, Motor Vehicle Leases, Licenses, Proprietary Rights and Contracts, in form and substance satisfactory to Buyer;

(h)	evidence of the payment in full of all debts encumbering the Assets other than the Payables and the Assumed Contract Obligations; and

(i)	such other separate instruments of sale, assignment, or transfer reasonably required by Buyer.

Section 3.3. Deliveries by Buyer. At the Closing, Buyer shall deliver to Seller, all duly and properly executed (where applicable):

(a)	the purchase price provided in Section 2.1;

(b)	the Assignment and Assumption of Real Estate Leases, the Bill of Sale, the Noncompetition Agreement, all executed by Seller and Buyer.

(c)	certified copies of resolutions of the Director and Stockholders of Seller authorizing the execution of this Agreement, the purchase of the Assets by Buyer, and the consummation of the transactions contemplated herein, along with any other evidence of authority that Seller may reasonably require.

ARTICLE 4. POST CLOSING COVENANTS

Section 4.1. Further Assurance. From time to time on and after the Closing and without further consideration, the parties hereto shall each deliver or cause to be delivered to any other party at such times and places as shall be reasonably requested, such additional instruments as any of the others may reasonably request for the purpose of carrying out this Agreement and the transaction contemplated hereby. General Partner and Seller, also without further consideration, agree to cooperate with Buyer and to use their reasonable efforts to have the officers and employees of Seller cooperate on and after the Closing Date in furnishing to Buyer information, evidence, testimony, and other assistance in connection with obtaining all necessary permits and approvals and in connection with any actions, proceedings, arrangements or disputes of any nature with respect to matters pertaining to all periods prior to the Closing Date; provided that U S Liquids shall reimburse Seller and General Partner for all reasonable and necessary expenses incurred by them in connection with such cooperation.

Section 4.2. Transition. Neither Seller, the General Partner nor any limited partner will take any action that is designed or intended to have the effect of discouraging any customer or business associate of Seller from maintaining the same business relationships with Buyer after the Closing that it maintained with Seller before the Closing. Seller, the General Partner and each limited partner will refer all customer inquiries relating to the Business to Buyer from and after the Closing. Further, Seller, the General Partner and each limited partner agree that for a period of 90 days following the Closing Date, they will, without additional consideration, assist Buyer with the orderly transition of the operations of the Business from Seller to Buyer; provided, that U S Liquids shall reimburse Seller and General Partner for all reasonable and necessary expenses incurred by them in connection with such assistance.

ARTICLE 5. REPRESENTATIONS AND WARRANTIES
OF SELLER AND GENERAL PARTNER.

Seller and the General Partner, jointly and severally, represent and warrant to Buyer (i) that the statements contained in this Section 5 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 5, taking into account all amendments and supplements thereto pursuant to Section 7.5 provided by Seller to Buyer prior to the Closing); (ii) that the schedules to the subsections of this Section 5 delivered by Seller and General Partner to Buyer on the date hereof (such schedules hereinafter collectively referred to as the “Disclosure Schedules” and, individually, as a “Disclosure Schedule) are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 5, taking into account all amendments and supplements thereto pursuant to Section 7.5 provided by Seller to Buyer prior to the

Closing); and (iii) that said statements and Disclosure Schedules shall survive the Closing for a period of two (2) years. Nothing in the Disclosure Schedules shall be deemed adequate to disclose an exception to a representation or warranty made herein, however, unless the Disclosure Schedule identifies the exception with particularity and describes the relevant facts in detail; provided, however, that anything disclosed in the Disclosure Schedules or any amendments or supplements thereto shall be deemed adequate to disclose an exception to a representation or warranty made herein if the item disclosed would have placed a reasonably diligent person on notice that the representations or warranties were qualified by such information. Wherever a representation or warranty herein is qualified as having been made “to the best of Seller’s or General Partner’ knowledge”, such phrase shall mean the actual knowledge of Seller or General Partner, their respective officers, directors, employees and representatives, after reasonable inquiry.

Section 5.1.Organization; Authority.

(a)	Seller is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Texas and is now and has been at all times since its inception, duly authorized, and qualified and licensed under all laws, regulations, ordinances and orders of public authorities to carry on its businesses in the places and in the manner as conducted at the time such activities were conducted except for where failure to be so authorized, qualified or licensed would not have a material adverse affect on Seller’s business. Copies of Seller’s Partnership Agreement and other documents pertinent to its organization and existence, each as amended, are attached hereto as Schedule 5.1(a)

(b)	General Partner is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas and is now and has been at all time since its inception, duly authorized, and qualified and licensed under all laws, regulations, ordinances and orders of public authorities to carry on its business in the places and in the manner as conducted at the time such activities were conducted except for where failure to be so authorized, qualified or licensed would not have a material adverse affect on General Partner’s business. Copies of Seller’s Articles of Incorporation (certified by the Secretary of State of Texas) and Bylaws (certified by the Secretary of General Partner), each as amended, are attached hereto as Schedule 5.1(b).

(c)	Seller and General Partner have full legal right, power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. All action of Seller and all corporate action of General Partner necessary to approve the sale of the Assets by Seller have been taken, including approval of the limited partners and director and shareholder approvals, if necessary.

Section 5.2. Binding Effect. This Agreement is the valid and binding obligation of Seller and General Partner, enforceable against them in accordance with its terms.

Section 5.3. Predecessor Entities; Trade Names. Set forth on Schedule 5.3 is a list of the names of all predecessors of Seller, all prior names of Seller and all trade names and “doing business names” of Seller, including the names of all entities substantially all of the assets of which were previously acquired by Seller. Seller was formed solely to operate the Business and has never conducted any other business or activity other than the Moss Bluff Disposal Facility and the Anahuac dock and transfer facility.

Section 5.4. No Subsidiaries. Seller has never owned or controlled and does not now own, of record or beneficially, or control, directly or indirectly, any capital stock, securities convertible into capital stock or any other equity interest in any corporation, association, partnership or other business entity.

Section 5.5. Financial Statements. Attached as Schedule 5.5 are copies of the following financial statements (together, the “Financial Statements”):

(a)	Seller’s balance sheet as of December 31, 2001 (the “Balance Sheet Date”), and a statement of income, cash flow and retained earnings for the year then ended;

(b)	Seller’s balance sheet as of March 31, 2002, and a statement of income for the three month period then ended; and

(c)	Seller’s monthly interim balance sheets and statements of income commencing for the month ended April 30, 2002, and continuing for each month end until the month ended immediately prior to the Closing Date.

(d)	Except as set forth on Schedule 5.5, (i) each of the Financial Statements (including any footnotes thereto) has been prepared in accordance with GAAP, applied on a consistent basis throughout the periods indicated, (ii) each of the Financial Statements (including all footnotes thereto) is true, complete and correct, (iii) each of the balance sheets presents fairly the financial condition of Seller as of the date indicated thereon and each of such statements of income presents fairly on an accrual basis the results of the operations of Seller for the period indicated thereon, (iv) each Financial Statement includes all footnotes required by GAAP, each such footnote is complete and accurate, and contains all information required by GAAP to be contained therein, (v) all reserves for contingent risks have been estimated in accordance with GAAP and are appropriate and sufficient to cover all costs reasonably expected to be incurred from such risks, (vi) since its inception, Seller has not (a) made any material change in its accounting policies or (b) effected any prior period adjustment to, or other restatement of, its financial statements for any period. And (vii) the Financial Statements are consistent with the books and records of Seller (which books and records are correct and complete).

Section 5.6. Non-Balance Sheet Liabilities. Attached hereto as Schedule 5.6 (“Non-Balance Sheet Liabilities”) is a complete and accurate list as of the date hereof of all liabilities and obligations of Seller, excluding obligations arising under this Agreement, which are not individually reflected in the Financial Statements dated the Balance Sheet Date, but which would have been so reflected in a full GAAP accounting (whether or not incurred in the ordinary course of business) of any kind, character and description, whether known or unknown, accrued or unaccrued, absolute or contingent, secured or unsecured, liquidated or unliquidated, due or to become due, together with, in the case of those liabilities and other obligations the amounts of which are not fixed, a reasonable best estimate of the maximum amount which may be payable. For each liability or obligation for which the amount is not fixed or is contested, General Partner shall provide the following information:

(a)	a summary description of the liability or other obligation together with the following:

(i)	copies of all relevant documentation relating thereto;

(ii)	amounts claimed and any other action or relief sought; and

(iii)	name of claimant and all other parties to the claim, suit or proceeding, if any.

(b)	the name of each court or agency before which a claim, suit or proceeding is pending;

(c)	the date such claim, suit or proceeding was instituted;

(d)	a reasonable best estimate by Seller and General Partner of the maximum amount, if any, which is likely to become payable with respect to each such liability or the cost of performance with respect to each such other obligation.

Section 5.7. Permits; Environmental Documents.

(a)	Attached as Schedule 5.7(a) is a complete and accurate list and summary description as of the date hereof of all Permits, Licenses and Proprietary Rights owned or held by Seller, and all applications, disclosures and related documents (“Applications”), none of which Permits, Licenses, Applications and Proprietary Rights infringe on the rights of others and all of which are now valid, in good standing and in full force and effect. Neither Seller nor General Partner are aware of any other Permits, Licenses, Applications and Proprietary Rights required for the operation of the Business as presently constituted;

(b)	In addition to the items set forth on Schedule 5.7(a), to Seller’s and General Partner’s knowledge, Seller has delivered to Buyer, a description of and copies, as of the date of this Agreement, of all correspondence to or from government regulatory agencies, official reports, notifications, environmental impact studies, assessments and audits and all other official notifications from governmental agencies in the possession or control of Seller or General Partner relating to: (a) each actual and alleged violation of Applicable Laws (hereinafter defined) by Seller or otherwise relating to the Business or the Assets and all, if any, claims thereof; (b) the discharge, leakage, spillage, transport, disposal or release of any material into the environment by Seller; (c) the arrangement for transport, disposal or release of material into the environment by Seller; and (d) health of employees of Seller (whether direct or indirect), public health or the environment (collectively, the “Environmental Documents”).

Section 5.8. Personal Property.

(a)	Listed on Schedule 1.1(d) hereto is a complete and accurate list of all Equipment. To Seller’s and General Partner’s knowledge, each piece of Equipment is in good working order and has been maintained in a good and proper manner, ordinary wear and tear excepted;

(b)	Listed on Schedule 1.1(e) hereto is a complete and accurate list of all Motor Vehicles. To Seller’s and General Partner’s knowledge, each motor vehicle, attachment, accessory and piece of materials handling equipment comprising the Motor Vehicles is in good working order and has been maintained in a good and proper manner, ordinary wear and tear excepted.

(c)	All of the Assets are either owned by Seller or leased under an agreement indicated on Exhibit B, Schedule 1.1(f) or Schedule 1.1(g). All leases set forth on Exhibit B, Schedule 1.1(f) and 1.1(g) are in full force and effect and constitute valid and binding agreements of the parties (and their successors) thereto in accordance with their respective terms. Excluding the obligation to obtain the consent of lessor to any assignment, and subject to the parties obtaining such consent, no default by Seller or, to Seller’s and General Partner’s knowledge, any other party to any of such leases exists or would exist except for the passage of time or delivery of a notice or both.

(d)	At the Closing, Seller shall have good and marketable title to the Assets, free and clear of all debts, lease payments (including lease-end buyout payments), liens, encumbrances, security interests, equities or restrictions whatsoever except the Payables and Assumed Contracts Obligations and, by virtue of the grant, conveyance, sale, transfer, and assignment of the Assets hereunder, Buyer shall receive good and marketable title to the Assets, free and clear of all debts, lease payments (including lease-end buyout payments), liens, encumbrances, security interests, equities or restrictions whatsoever except the Payables and Assumed Contracts Obligations. The Assets constitute all of the assets owned by Seller used in the Business.

Section 5.9. Title to Real Property.

(a)	Seller has never owned, leased or otherwise occupied, had an interest in or operated any real property other than the Land, the Real Estate Leases and the Excluded Real Estate. Seller has good leasehold title to the Land except as permitted under Article 3 hereof. Exhibit B contains a true and complete copy of the Real Estate Leases and all amendments, modifications or other changes thereto. Except as set forth on Schedule 5.9(a):

(i)	At all times during the operation of the Business, the Land has been licensed, permitted and authorized for the operation of the Business under all Applicable Laws (hereinafter defined) relating to the protection of the environment, the Land and the conduct of the Business thereon (including, without limitation, all zoning restrictions and land use requirements).

(ii)	The Land is usable for its current uses, and, subject only to obtaining the consent of each landlord for the assignment of the Real Estate Leases to Buyer, the Land can be used by Buyer after the Closing in the manner currently operated by Seller, without violating any Applicable Law or private restriction, and such uses are legal conforming uses.

(iii)	General Partner and Seller have made available to Buyer all engineering, geologic and other similar reports, documentation and maps relating to the Land in the possession or control of any of the General Partner or Seller.

(iv)	No third parties have any rights to drill or explore for, collect, produce, mine, excavate, deliver or transport oil, gas, coal, or other minerals or utilize any salt dome, salt cavern or similar geologic structure in, on, beneath, across, over, through, from or to any portion of the Land.

(v)	Neither the Land (to Seller’s and General Partner’s knowledge), Seller nor the General Partner now is or ever has been involved in any litigation or administrative proceeding seeking to impose fines, penalties or other liabilities or seeking injunctive relief for violation of any Applicable Laws relating to the environment.

(vi)	No party has a present or future right to possession of all or any part of the Land except the landlords under the Real Estate Leases.

(vii)	No portion of the Land contains any areas that could be characterized as disturbed, undisturbed or man made wetlands or as “waters of the United States” pursuant to any Applicable Laws or the procedural manuals of the Environmental Protection Agency, U.S. Army Corps of Engineers, the Louisiana Department of Environmental Quality, the Texas Natural Resource Conservation Commission, the Texas Railroad Commission or any other federal or state agency having jurisdiction over the Land, whether such characterization reflects current conditions or historic conditions which have been altered without the necessary permits or approvals.

(viii)	There are no mechanics’ liens affecting the Land and no work has been performed on the Land within 120 days of the date hereof for which a mechanics’ lien could be filed.

(ix)	There are no levied or pending special assessments affecting all or any part of the Land owed to any governmental entity and none is threatened.

(x)	There are no proceedings pending or, to the best of Seller’s and General Partner’ knowledge, threatened by, any third party which would result in a change in the allowable uses of the Land or which would modify the right of Buyer to use the Land for its current uses after the Closing Date.

(xi)	There are no pending or, to the best of General Partner’ knowledge, threatened condemnation or eminent domain proceedings affecting all or any part of the Land.

(xii)	The Real Estate Leases are in full force and effect and valid, binding and enforceable against the landlord thereunder. Seller is not in default in, nor has there occurred an event or condition (including, subject only to obtaining the consent of each landlord to the assignment of the Real Estate Leases to Buyer, Seller’s execution and delivery of or performance under this Agreement) which with the passage of time or giving of notice (or both) would constitute a default under the Real Estate Lease. To the best of Seller’s and General Partner’s knowledge, no landlord is in default in, nor has there occurred any event or condition which with the passage of time or giving of notice (or both) would constitute a default by any landlord under the Real Estate Leases.

(xiii)	There have been no spills, leaks, deposits or other releases of Hazardous Materials into or onto the Land by Seller or, to the best of Seller’s and General Partner’s knowledge, by any predecessor of Seller. No portion of the Land is listed on the CERCLIS list or the National Priorities List of Hazardous Waste Sites or any similar list maintained by the State of Louisiana or the State of Texas. The Land does not contain any underground or above-ground storage tanks or transformers containing Hazardous Materials, petroleum products or wastes or other hazardous substances regulated by 40 CFR 280 or other Applicable Laws.

(xiv)	Seller has provided to the government agencies requiring the same, all reports, notices, filings and other disclosures required by Applicable Laws and all such reports, notices, filings and other documents were complete and accurate in all material respects at the time provided to said government agencies.

Section 5.10. Contracts. Listed on Schedule 1.1(k) hereto is a complete and accurate list of the Customer Contracts and Related Approvals as of April 30, 2002, true and complete copies of which have been delivered to Buyer. Except as set forth in Schedule 1.1(k), none of the Customer Contracts or Related Approvals listed on Schedule 1.1(k) have been modified, altered, terminated or otherwise amended and there have been no waivers, oral agreements, representations or other statements with relation thereto. Except as set forth on Schedule 1.3, all Customer Contracts are (and will be immediately following the Closing) in full force and effect and are valid, binding and enforceable against the respective parties thereto in accordance with their respective provisions and Seller is not in default in, nor has there occurred an event or condition (including, subject only to obtaining the consent of each landlord to the assignment of the Real Estate Leases to Buyer, Seller’s execution and delivery of or performance under this Agreement) which with the passage of time or the giving of notice (or both) would constitute a default, with regard to the payment or performance of any obligation under any Customer Contract; no claim of such a default has been asserted and there is no reasonable basis upon which such a claim could validly be made. Seller has not received any notice that any person intends or desires to modify, waive, amend, rescind, release, cancel or terminate any Customer Contract. By virtue of the grant, conveyance, sale, transfer and assignment of the Customer Contracts by Seller to Buyer hereunder, Buyer shall own and hold all right, title and interest of Seller in and to the Customer Contracts, without the consent or approval of any other person or entity.

Section 5.11. Insurance Policies. Attached as Schedule 5.11 are complete and accurate copies as of the date hereof of all insurance policies carried by Seller and an accurate list of all insurance loss runs and workers’ compensation claims received for the past three policy years. All insurance policies are in full force and effect and shall remain in full force and effect through the Closing Date. Seller’s insurance has never been cancelled and Seller has not been denied coverage within the last three years.

Section 5.12. Employees; Compensation. Attached as Schedule 5.12 is a complete and accurate list of all employees of Seller and their rate of compensation as of the date hereof (including a breakdown of the portion thereof attributable to salary, bonus and other compensation, respectively). Each employee of Seller is an employee at will except as otherwise specified on Schedule 5.12. Schedule 5.12 shall also include a copy of all employment contracts between Seller and its employees. Seller shall retain, and Buyer shall incur no liability nor assume any responsibility for, severance obligations relating to the termination of any of Seller’s employees, whether or not related directly or indirectly to the consummation of this transaction.

Section 5.13. Employee Relations and Benefit Plans. Set forth on Schedule 5.13 is an accurate and complete list of all agreements of any kind between Seller and its employees or group of employees, including, without limitation, employment agreements, collective bargaining agreements and benefit plans. Buyer shall not, by the execution and delivery of this Agreement or otherwise, become obligated to employ any employee of Seller or assume any liabilities or contractual obligations with respect to such employees or otherwise become liable for or obligated in any manner (contractual or otherwise) to any employee of Seller, including, without limiting the generality of the foregoing, any liability or obligation pursuant to any collective bargaining agreement, employment agreement, or pension, profit sharing or other employee benefit plan (within the meaning of Section 3(3) of the Employment Retirement Income Security Act of 1974, as amended) or any other fringe benefit program maintained by Seller or to which Seller contributes or any liability for the withdrawal or partial withdrawal from or termination of any such plan or program by Seller.

Section 5.14. Compliance with Law; No Conflicts.

(a)	Seller has in the past complied with, and is now in compliance with, all federal, state and local statutes, laws, rules, regulations, orders, permits (including, without limitation, zoning classifications and restrictions, variances, special use permits and other land use requirements) and licenses and all administrative and judicial judgments, rulings, decisions and orders applicable to Seller or the Business (collectively, the “Applicable Laws”). Neither Seller nor General Partner has received any notice that Seller is under investigation or other form of review with respect to any Applicable Law; and

(b)	Except as set forth in Schedule 5.14(b), the execution, delivery and performance of this Agreement, the consummation of any transactions herein referred to or contemplated hereby and the fulfillment of the terms hereof and thereof will not:

(i)	conflict with, or result in a breach or violation of the Partnership Agreement or other organizational documents of Seller or the Articles of Incorporation or Bylaws of General Partner;

(ii)	conflict with, or result in a breach under any document, agreement or other instrument to which Seller or General Partner is a party, or result in the creation or imposition of any lien, charge or encumbrance on any properties of Seller or General Partner pursuant to: (A) any law or regulation to which Seller or General Partner, or any of their respective properties are subject, or (B) any judgment, order or decree to which Seller or General Partner is bound or any of their respective property is subject;

(iii)	result in termination or any impairment of any permit, license, franchise, contractual right or other authorization of Seller; or

(iv)	require notice to, or the consent or approval of, any governmental authority or agency or other third party in order to remain in full force and effect.

Section 5.15. Taxes. Seller and General Partner have filed, or will file, in a timely manner all requisite federal, state, local and other tax returns relating to the Business or the Assets due for all fiscal periods ended on or before the date hereof and as of the Closing shall have filed in a timely manner all such returns due for all periods ended on or before the Closing Date. No federal, state, local or other tax returns or reports filed by Seller (whether filed prior to, on or after the date hereof) with respect to the Business or the Assets will result in any taxes, assessments, fees or other governmental charges upon the Assets or Buyer, whether as a transferee of the Assets or otherwise. All federal, state and local taxes due and payable with respect to the Business or the Assets have been paid, including, without limiting the generality of the foregoing, all federal, state and local income, sales, use franchise, excise and property taxes. There are no state or federal tax liens filed against the Land or the Assets, nor have Seller or General Partner received any notice of intent to file any such liens. There are no agreements to extend the statutory period for the assessment of any taxes, examinations in progress or claims against Seller for federal, state, local and other taxes (including penalties and interest) for any period or periods prior to and including the date hereof (and as of the Closing Date) and no notice of any claim, whether pending or threatened, for taxes has been received. Except as set forth on Schedule 5.5, the amounts shown as accruals for taxes on the Financial Statements are sufficient in accordance with GAAP for the payment of all taxes of the kinds indicated (including penalties and interest) for all fiscal periods ended on or before the Closing Date.

Section 5.16. Litigation. Except as set forth on Schedule 5.16, there is no claim, litigation, action, suit or proceeding, formal arbitration, informal arbitration or mediation, administrative, judicial or otherwise, pending or, to the best of Seller’s and General Partner’s knowledge, threatened, or otherwise relating to the Assets or Business, at law or in equity, before any federal, state or local court or regulatory agency, or other governmental or private authority; no notice of any of the above has been received by Seller or General Partner; and, to the best of Seller’s and General Partner’s knowledge, no facts or circumstances exist which would give rise to any of the foregoing.

Section 5.17. Absence of Price Renegotiation Contracts. Seller is not now nor has ever been a party to any governmental contracts subject to price redetermination or renegotiation.

Section 5.18. Conduct of Seller’s Business Since Balance Sheet Date. Since the Balance Sheet Date, there has not been any:

(a)	change in the authorized capital or equity ownership of Seller;

(b)	increase (other than normal increases in the ordinary course of business) in the compensation, bonus, sales commissions or fee arrangements payable or to become payable by Seller to any of its partners, officers, directors, shareholders, employees, consultants or agents;

(c)	work interruption, labor grievance or claim filed;

(d)	sale or transfer of, or any agreement to sell or transfer, any of the Assets or any plan, agreement or arrangement granting any preferential right to purchase or acquire any interest in Seller, the Business or any of the Assets, or requiring consent of any party to the sale, transfer and/or assignment of any interest in Seller, the Business or any of the Assets;

(e)	waiver of any rights or claims of Seller;

(f)	breach, amendment or termination of any Real Estate Lease, Equipment Lease, Motor Vehicle Lease, Permit, License, Customer Contract or Contract;

(g)	transaction by Seller outside the ordinary course of its business;

(h)	amendment to the Partnership Agreement or any other organizational documents of Seller;

(i)	any other material occurrence, event, incident, action or failure to act outside the ordinary course of business of Seller; or

(j)	any action by Seller, General Partner, or any employee, officer or agent of Seller or General Partner committing to do any of the foregoing.

Section 5.19. Hazardous Materials; Disposal Sites. Seller has never generated, transported, stored, handled, recycled, reclaimed, disposed of, or contracted for the transportation or disposal of, hazardous materials, hazardous wastes, hazardous substances, toxic wastes or substances, infectious or medical waste, radioactive waste or sewage sludges as those terms are defined by the Resource Conservation and Recovery Act of 1976; the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (“CERCLA”); the Atomic Energy Act of 1954; the Toxic Substances Control Act; the Occupational Health and Safety Act; any comparable or similar state statute; any other Applicable Law or the rules and regulations promulgated under any of the foregoing, as each of the foregoing may have been from time to time amended (collectively, “Hazardous Materials”). There have been no spills, leaks, deposits or other releases into the environment, or onto or under the Land, of any Hazardous Materials during the terms of the Real Estate Leases. No liens with respect to environmental liability have been imposed against Seller or any of the Assets under CERCLA, any comparable state statute or other Applicable Law, and no facts or circumstances exist which would give rise to the same. Further, no portion of the Land is listed on the CERCLA list or the National Priorities List of Hazardous Waste Sites or any similar list maintained by the States of Texas and Louisiana and neither Seller nor General Partner is listed as a potentially responsible party under CERCLA, any comparable state statute or other Applicable Law, and neither Seller nor General Partner has received a notice of such listing. Seller has never owned, operated, had an interest in, engaged in and/or leased a waste transfer, recycling, treatment, storage or disposal facility, business or activity other than in connection with the Business. Seller has in place procedures intended to detect an effort by third parties to transport Hazardous Materials in connection with the Business and has obtained and maintained all necessary records, signed by the applicable waste generators demonstrating the nature of all waste transported in connection with the Business; which records are accurate and complete. No employee, contractor or agent of Seller has, in the course and scope of employment with Seller, been harmed by exposure to Hazardous Materials. Included on Schedule 5.20 is a complete list of the names and addresses of all disposal sites at any time now or in the past utilized by Seller, none of which sites is listed on the CERCLA list or the National Priorities List of hazardous waste sites or any comparable state list. Seller has no direct or contingent liability or obligation for or in connection with any claimed release, discharge or leak of any substance into the environment.

Section 5.20. Underground Storage Tanks. Seller has never owned, leased or operated any real property having any underground or above-ground storage tanks containing Hazardous Materials, petroleum products or wastes or other hazardous substances regulated by 40 CFR 280 or other Applicable Law.

Section 5.21. Corrupt Practices. Neither Seller nor General Partner has ever made, offered or agreed to offer anything of value to any employees of any customers of Seller for the purpose of attracting business to Seller or to any foreign or domestic governmental official, political party or candidate for government office or any of their employees or representatives, nor have they otherwise taken any action which would cause it to be in violation of the Foreign Corrupt Practices Act of 1977, as amended.

Section 5.22. Complete Disclosure. This Agreement and the schedules hereto, taken as a whole, do not and will not include any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein not misleading.

Section 5.23. Due Diligence Disclosure. The documents and written information furnished to Buyer and its representatives pursuant to the due diligence investigations of Buyer or its employees or representatives, taken as a whole, do not knowingly or intentionally contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein not misleading.

ARTICLE 6. REPRESENTATIONS AND WARRANTIES OF BUYER AND U S LIQUIDS.

Buyer and U S Liquids, jointly and severally, represent and warrant that the statements contained in this Section 6: (i) are correct and complete as of the date of this Agreement; (ii) will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 6); and (iii) shall survive the Closing.

Section 6.1. Corporate Organization. U S Liquids is duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Buyer is a limited partnership, duly organized, validly existing and in good standing under the laws of the State of Delaware and is duly authorized, qualified and licensed under all applicable laws, regulations and ordinances of public authorities to carry on its businesses in the places and in the manner as now conducted except for where the failure to be so authorized, qualified or licensed would not have a material adverse affect on such businesses.

Section 6.2. Corporate Authority. The officers of Buyer’s general partner and of U S Liquids executing this Agreement have the corporate authority to enter into and bind Buyer and U S Liquids to the terms of this Agreement and Buyer’s general partner and U S Liquids have taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement. All corporate action by Buyer’s general partner and U S Liquids necessary to approve the transaction, including both shareholder and director approvals (if required), have been taken.

Section 6.3. US Liquids Stock. Upon exercise by Seller of the warrants described in Section 2.1(b), the US Liquids Stock to be delivered to Seller in accordance with the terms of this Agreement, will constitute valid and legally issued shares, fully paid and nonassessable and will be free from any lien, security interest or other restriction on transfer other than restrictions imposed by the Act or the regulations promulgated thereunder.

Section 6.4. No Conflicts. The execution, delivery and performance of this Agreement, the consummation of any transactions herein referred to or contemplated hereby and the fulfillment of the terms hereof and thereof will not:

(a)	conflict with, or result in a breach or violation of the Articles of Incorporation or Bylaws of U S Liquids or the Partnership Agreement of Buyer;

(b)	conflict with, or result in a material breach under any document, agreement or other instrument to which Buyer or U S Liquids is a party, or result in the creation or imposition of any lien, charge or encumbrance on any properties of Buyer or U S Liquids pursuant to: (i) any law or regulation to which Buyer or U S Liquids or any of their property is subject, or (ii) any judgment, order or decree to which Buyer or U S Liquids is bound or any of its property is subject;

(c)	result in termination or any impairment of any material permit, license, franchise, contractual right or other authorization of Buyer or U S Liquids; or

(d)	require the consent of, or the filing with any governmental authority or agency or any other third party in order to remain in full force and effect.

Section 6.5. Binding Agreement. This Agreement is the binding and valid obligation of Buyer and U S Liquids, enforceable against them in accordance with its terms.

ARTICLES 7. COVENANTS OF STOCKHOLDERS AND SELLER PRIOR TO CLOSING

Section 7.1. Access to Land and Records. Between the date of this Agreement and the Closing Date, General Partner and Seller will provide the officers and authorized representatives of Buyer access to all of the Land (including, without limitation, for the purpose of performing all testing, inspections and other procedures considered desirable by Buyer), Assets, books and records of Seller, including, without limitation, the Environmental Documents, at all reasonable times and upon reasonable notice and will furnish Buyer with such additional financial and operating data and other information as to the business and properties, both current and former, of Seller as Buyer may from time to time reasonably request. Seller will cooperate with Buyer, its representatives, engineers, auditors and counsel in the preparation of any documents or other material which may be required in connection with any documents or materials required by any governmental agency. Buyer will cause all information obtained in connection with the negotiation of this Agreement to be treated as confidential in accordance with the provisions of Article 13 hereof.

Section 7.2. Activities of Seller Prior to Closing. Between the date of this Agreement and the Closing Date, General Partner and Seller will use reasonable commercial efforts:

(a)	to maintain the Assets in as good working order and condition as at present, ordinary wear and tear excepted;

(b)	to perform all of its obligations under the Real Estate Leases, Equipment Leases, Motor Vehicle Leases, Permits, Licenses, Customer Contracts and Related Approvals and Contracts;

(c)	to keep in full force and effect present insurance policies or other comparable insurance coverage with reputable insurers;

(d)	to use reasonable efforts to maintain its relationships with suppliers, customers, consultants, independent contractors and others having business relations with Seller;

(e)	to maintain compliance with all Applicable Laws;

(f)	to maintain and perform present debt and lease instruments in accordance with their terms and not enter into new or amended debt or lease instruments, without the prior written consent of Buyer;

(g)	to provide the interim financial statements required by Section 5.5; and

(h)	to make or obtain all necessary notices, filings and third party consents and otherwise provide all reasonable assistance to Buyer to provide for an orderly transfer of the Assets from Seller to Buyer.

Section 7.3. Prohibited Activities Prior to Closing. Between the date of this Agreement and the Closing Date, General Partner and Seller agree not, without the prior written consent of Buyer:

(a)	to change the Partnership Agreement or other organizational documents, admit new partners or permit the withdrawal of existing partners of Seller, or grant any options, rights or commitments relating to its equity or partnership interests of any kind;

(b)	to enter into any contract or commitment related to the Business or the Assets that would bind Buyer after Closing;

(c)	to incur or agree to incur any debt or other financial obligation or make any capital expenditures related to the Assets in excess of an aggregate of $25,000;

(d)	to increase the aggregate amount of the Payables or to add any new accounts payable except to the extent necessary to ensure Seller’s ability to carry on the Business in the ordinary course, and then only upon prior notice to Buyer;

(d)	to create, assume or permit to exist any mortgage, pledge or other lien or encumbrance upon any Assets;

(e)	to cause a material breach of, or to amend or terminate, any Real Estate Lease, Equipment Lease, Motor Vehicle Lease, Permit, License, Customer Contract or Related Approvals or Contract;

(f)	to enter into any other transaction outside the ordinary course of the business of Seller or otherwise prohibited hereunder; or

(g)	to use reasonable commercial efforts not to take or allow to be taken any other action or omission, or series of actions or omissions, by Seller or General Partner that would cause a representation and warranty of Seller and General Partner made in Section 5.19 of this Agreement to be untrue on the Closing Date.

Section 7.4. Contact with Government Officials. Seller and General Partner shall each use reasonable commercial efforts to cooperate with Buyer in making contact with the appropriate governmental agencies and officials having information about or jurisdiction over Seller, the General Partner or the Land, Assets or any obligations or rights of Seller, including, without limitation, environmental and land use agencies and officials, in order to assist Buyer in completing its regulatory evaluation of Seller and its obligations.

Section 7.5 Notice of Developments.

(a)	Between the date of execution of this Agreement and the Closing, Seller shall notify Buyer of any development or any information coming to Seller’s attention that would cause a breach of any of its representations and warranties in Article 5 above. Any such written notice pursuant to this Section will be deemed to have amended the applicable representation or warranty, and to have cured any misrepresentation or breach of warranty that otherwise might have existed hereunder by reason of the development or information.

(b)	Each party will give prompt written notice to the other party of any development occurring, or any information coming to its attention, prior to Closing that causes a breach of any of its own or any other party’s representations and warranties in Articles 5 or 6.

Section 7.6 Barge Surveys. Seller will provide Buyer and Buyer’s representatives with reasonable access to barges used by Seller in connection with Transportation for the purpose of conducting surveys of the condition of said barges and determining the extent, if any, of any damages to said barges requiring repair and the estimated cost of such repairs. Seller understands and acknowledges that in order for such surveys to be done the barges must be empty and hereby waives any claim against Buyer for any rental charges or other costs incurred in connection with such surveys which arises as a result of any of the barges being held empty, other than in the ordinary course, while such surveys are completed.

Section 7.7 Venice. Seller will use its reasonable best efforts to assist Buyer in obtaining a new lease or other legally binding document for dock space and a transfer facility at Venice, Louisiana, on terms reasonably acceptable to Buyer, to replace the existing Shorebase Operation and Management Agreement and the existing Shorebase Utilization Agreement to which Seller is a party and which are included in Exhibit B, attached hereto.

ARTICLE 8. CONDITIONS PRECEDENT TO OBLIGATIONS
OF GENERAL PARTNER AND SELLER

The obligations of General Partner and Seller hereunder are subject to the completion, satisfaction, or at their option, waiver, on or prior to the Closing Date, of the following conditions.

Section 8.1. Representations and Warranties. The representations and warranties of Buyer and U S Liquids contained in this Agreement shall be accurate on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date; and each and all of the terms, covenants and conditions of this Agreement to be complied with and performed by Buyer and U S Liquids on or before the Closing Date shall have been duly complied with and performed.

Section 8.2. Consents. All necessary notices to, consents of and filings with any governmental authority or agency or other third party relating to the consummation of the Closing or the other transactions contemplated herein shall have been obtained and made.

Section 8.3. No Adverse Proceeding. No action or proceeding before a court or any other governmental agency or body shall have been instituted or threatened to restrain or prohibit any of the transactions contemplated by this Agreement.

Section 8.4. Agreements. Buyer shall have executed and delivered at the Closing the Noncompetition Agreement in the form attached hereto as Exhibit C.

Section 8.5. Certificates. Buyer and U S Liquids shall have delivered to Seller a certificate to the effect that each of the conditions specified in 8.1, 8.2 and 8.3 above have been satisfied in all respects.

ARTICLE 9. CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER

The obligations of Buyer and U S Liquids hereunder are subject to the completion, satisfaction or, at its option, waiver, on or prior to the Closing Date, of the following conditions.

Section 9.1. Representations and Warranties. The representations and warranties of Seller and General Partner contained in this Agreement shall be accurate in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date, and a certificate to the foregoing effect, or setting forth any discrepancies in such representations and warranties which have arisen since the date of this Agreement, dated the Closing Date and signed by Seller and General Partner shall have been delivered to Buyer. The foregoing notwithstanding, Seller and General Partner agree that no limitation of any representation or warranty shall restrict Buyer’s right to terminate this Agreement if any such representation or warranty as set forth in Article 5 is inaccurate in any material respect as of the Closing Date.

Section 9.2. Covenants. Each and all of the terms, covenants and conditions of this Agreement to be complied with and performed by Seller and General Partner on or before the Closing Date shall have been duly complied with and performed in all material respects.

Section 9.3. No Adverse Proceeding. No action or proceeding before a court or any other governmental agency or body shall have been instituted or threatened to restrain or prohibit any of the transactions contemplated by this Agreement.

Section 9.4. No Adverse Change. No material and adverse change in the results of operations, financial condition or business of Seller shall have occurred since the Balance Sheet Date. Seller shall not have suffered any loss or damage to any of its properties or assets, whether or not covered by insurance, since the Balance Sheet Date, which change, loss or damage would materially affect or impair the ability of Buyer to operate the Business.

Section 9.5. General Release. Seller and General Partner shall have delivered to Buyer an instrument dated the Closing Date releasing Buyer and US Liquids from any and all claims of Seller and General Partner against Buyer arising out of events which occurred prior to the Closing (but not including any claims pursuant to this Agreement).

Section 9.6. Consents. All necessary notices to, consents of and filings with any governmental authority or agency or other third party relating to the consummation of the transactions contemplated herein shall have been obtained and made.

Section 9.7. Good Standing Certificate. General Partner shall have delivered to Buyer a certificate, dated as of a date no earlier than 10 days prior to the Closing Date, duly issued by the appropriate governmental authority or authorities showing that Seller is in good standing in its state of incorporation and is authorized to do business in the States of Texas and Louisiana.

Section 9.8. Agreements. The Noncompetition Agreement shall have been executed and delivered by all parties thereto at the Closing in the form attached hereto as Exhibit C.

Section 9.9. Transferability of Permits. All of the Permits required for the operation of the Business shall have been transferred to Buyer, subject to restrictions and limitations and with covenants and undertakings imposed upon or required of Buyer which are reasonably satisfactory to Buyer and U S Liquids, or Buyer shall have determined that they can be so transferred without public hearing or other regulatory re-approval process,.

Section 9.10 Consents to Assignment of Real Estate Leases. All consents to the assignment of the Real Estate Leases to Buyer shall have been obtained on terms and conditions (including, without limitation, changes in the amount of rent or any other amount or type of consideration required to be paid to obtain each such consent) reasonably acceptable to Buyer and U S Liquids.

Section 9.11. Environmental Review. Buyer and U S Liquids, through their authorized representatives, shall have completed a review (including, without limitation, all testing, inspections and other procedures, review of existing files of, and discussions with, governmental agencies and officials having jurisdiction over Seller or the Assets) of the environmental and land use practices, procedures, operations and activities of Seller; the results of which review, without limiting the generality of the foregoing, reflects compliance with all Applicable Laws governing the operations of Seller, discloses no actual or probable material violations or compliance problems, and reveals no required capital expenditures, remediation or clean-up costs exceeding, in the aggregate, $75,000.00, or any other substantial environmental related concerns.

Section 9.12. Due Diligence. Buyer and U S Liquids, through their authorized representatives, shall have completed a review of Seller’s Financial Statements, other financial and accounting documents and related and supporting accounting and financial records and data; the Real Estate Leases, Equipment Leases, Motor Vehicle Leases, Permits, Licenses, Customer Contracts and Related Approvals, Contracts, Proprietary Rights, Receivables and Computers, an inspection of the Land, Equipment (including the leased equipment), Motor Vehicles (including the leased motor vehicles), Inventory, Computers, and a review of Seller’s legal, insurance and risk management, health and safety, operations, human resources, tax and information systems records, documents, practices, procedures and activities; the results of which review, and inspection, discloses no actual or probable material problems, required capital expenditures or facility repairs exceeding, in the aggregate, $75,000.00 or any other substantial concerns and are otherwise satisfactory in all material respects to Buyer and U S Liquids in their reasonable judgment.

Section 9.13. Barge Surveys. All barge surveys described in Section 7.6 shall have been completed and the results thereof shall be reasonably satisfactory to Buyer.

Section 9.14. Certificates. Seller and General Partner shall have delivered to Buyer a certificate to the effect that each of the conditions specified in 9.1, 9.3, 9.4 and 9.6 above have been satisfied in all respects.

Section 9.15 Bank Approval. Buyer and U S Liquids shall have obtained the approvals required under Section 10.11 of its Second Amended and Restated Credit Agreement dated February 3, 1999, as amended; provided, however, that in the event Buyer fails to obtain such approvals by July 31, 2002 such failure shall be considered an uncured breach under Section 12.2 and Seller may elect to terminate this Agreement pursuant to that Section.

Section 9.16. General. All actions taken by General Partner and Seller in connection with the consummation of the transactions contemplated hereby and all certificates, opinions and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to Buyer.

ARTICLE 10. NON-ASSUMPTION OF LIABILITIES

Except as explicitly set forth in Section 2.3, above, neither Buyer nor U S Liquids shall by the execution and performance of this Agreement or otherwise, assume, become responsible for or incur any liability or obligation of any nature of Seller or General Partner, whether legal or equitable, matured or contingent, known or unknown, foreseen or unforeseen, ordinary or extraordinary, patent or latent, whether arising out of occurrences prior to, at or after the date of this Agreement, including, without limiting the generality of the foregoing, any liability or obligation arising out of or relating to:

(a)	any occurrence or circumstance (whether known or unknown) which occurs or exists on or prior to the date of this Agreement and which constitutes, or which by the lapse of time or giving notice (or both) would constitute, a breach or default under any lease, contract, or other instrument or agreement (whether written or oral) other than the Customer Contracts;

(b)	injury to or death of any person or damage to or destruction of any property, whether based on negligence, breach of warranty, or any other theory;

(c)	violation of the requirements of any governmental authority or of the rights of any third person, including, without limitation, any requirements relating to the reporting and payment of federal, state, local or other income, sales, use, franchise, excise or property tax liabilities of Seller or General Partner;

(d)	the generation, collection, transportation, storage or disposal by Seller of any materials, including, without limitation, Hazardous Materials;

(e)	any agreement or arrangement between Seller and the employees of Seller or any labor or collective bargaining unit representing any such employees;

(f)	any severance pay obligation of Seller or General Partner or any employee benefit plan (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended) or any other fringe benefit program maintained or sponsored by Seller or to which Seller contributes or any contributions, benefits or liabilities therefor or any liability for the withdrawal or partial withdrawal from or termination of any such plan or program by Seller;

(g)	any obligations related to any of the Excluded Assets (including, without limitation, the Excluded Real Estate);

(h)	any debts or obligations of Seller or General Partner other than the Assumed Payables and Assumed Contracts Obligations; and

(i)	liabilities or obligations of Seller or General Partner for brokerage or other commissions relative to this Agreement or the transactions contemplated hereunder.

Seller and General Partner hereby jointly and severally agree to indemnify Buyer, its successors and assigns from and against all of the above liabilities and obligations in accordance with Section 11.1 below.

ARTICLE 11. INDEMNIFICATION

Section 11.1. Indemnification by General Partner and Seller. Seller and General Partner agree that they will each, jointly and severally, indemnify, defend (as to third party claims only), protect and hold harmless Buyer, U S Liquids and their respective officers, shareholders, directors, divisions, subdivisions, affiliates, subsidiaries, parent, agents, employees, successors and assigns at all times from and after the date of this Agreement from and against all liabilities, claims, damages, actions, suits, proceedings, demands, assessments, adjustments, penalties, losses, costs and expenses whatsoever (including specifically, but without limitation, court costs, reasonable attorneys’ fees and expenses and expenses of investigation) whether equitable or legal, matured or contingent, known or unknown, foreseen or unforeseen, ordinary or extraordinary, patent or latent, whether arising out of occurrences prior to, at or after the date of this Agreement, incurred as a result of or incident to: (a) any breach of, misrepresentation in, untruth in or inaccuracy in the representations and warranties by Seller or any Stockholder (including, without limitation, those relating to Seller’s environmental compliance), set forth herein or in the Schedules, Exhibits or certificates attached hereto or delivered pursuant hereto; (b) nonfulfillment or nonperformance of any agreement, covenant or condition on the part of General Partner or Seller made in this Agreement; (c) the matters set forth in Article 10; (d) the existence of liabilities of Seller in excess of the liabilities represented by General Partner and Seller; (e) the imposition upon Buyer of any liability or obligation of Seller or General Partner resulting from any pending or threatened lawsuits, legal or regulatory proceedings, investigations or judgments or (f) any claim by a third party that, if true, would mean that a condition for indemnification set forth in subsections (a) through (f) of this Section 11.1 had been satisfied.

Section 11.2. Indemnification by Buyer and U S Liquids. Buyer and U S Liquids agree that they will each, jointly and severally, indemnify, defend (as to third party claims only), protect and hold harmless Seller and General Partner at all times from and after the Closing Date from and against all liabilities, claims, damages, actions, suits, proceedings, demands, assessments, adjustments, penalties, losses, costs and expenses whatsoever (including specifically, but without limitation, court costs, reasonable attorneys’ fees and expenses and expenses of investigation) whether equitable or legal, matured or contingent, known or unknown, foreseen or unforeseen, ordinary or extra-ordinary, patent or latent, incurred by Seller or General Partner as a result of or incident to: (a) any breach of, misrepresentation in, untruth in or inaccuracy in the representations and warranties set forth herein, or in the Schedules or certificates attached hereto or delivered pursuant hereto by Buyer or U S Liquids; (b) nonfulfillment or nonperformance of any agreement, covenant or condition on the part of Buyer or U S Liquids made in this Agreement (including, without limitation, the covenant to perform the Customer Contracts set forth in Section 2.3); and (c) any claim by a third party that, if true, would mean that a condition for indemnification set forth in subsections (i) or (ii) of this Section 11.2 had been satisfied.

Section 11.3. Procedure for Indemnification with Respect to Third Party Claims.

(a)	If any third party shall notify a party to this Agreement (the “Indemnified Party”) with respect to any matter (a “Third Party Claim”) that may give rise to a claim for indemnification against any other party to this Agreement (the “Indemnifying Party”) or if any party who may make a claim for indemnification under this Agreement otherwise becomes aware of any matter that may give rise to such a claim or wishes to make such a claim (whether or not related to a Third Party Claim), then the Indemnified Party shall promptly notify each Indemnifying party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party is thereby prejudiced.

(b)	Any Indemnifying Party will have the right to defend the Indemnified Party against a Third Party Claim with counsel of its choice satisfactory to the Indemnified Party so long as (i) the Indemnifying Party notifies the Indemnified Party in writing within a reasonable time after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any adverse consequences (which will include, without limitation, all losses, claims, liens, and attorneys’ fees and related expenses) the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, (ii) the Indemnifying Party provides the Indemnified Party with evidence acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, (iii) the Third Party Claim involves only monetary damages and does not seek an injunction or equitable relief, (iv) settlement of, or adverse judgment with respect to the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice adverse to the continuing business interests of the Indemnified Party, and (v) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

(c)	So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with Section 11.3(b) above, (i) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (ii) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (which will not be unreasonably withheld) and (iii) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (which will not be unreasonably withheld).

(d)	In the event or to the extent that any of the conditions set forth in Section 11.3(b) above is or becomes unsatisfied, however, (i) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim and any matter it may deem appropriate in its sole discretion and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith (but will keep the Indemnifying Party reasonably informed regarding the progress and anticipated cost thereof), (ii) the Indemnifying Party will reimburse the Indemnified Party promptly and periodically for the cost of defending against the Third Party Claim (including attorneys’ fees and expenses), (iii) the Indemnifying Party will remain responsible for any adverse consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this Section 11, and (iv) the Indemnifying Party shall be deemed to have waived any claim that its indemnification obligation should be reduced because of the manner in which the counsel for the Indemnified Party handled the Third Party Claim.

ARTICLE 12. TERMINATION OF AGREEMENT

Section 12.1. Termination by Buyer.

(a)	Buyer, by notice in the manner hereinafter provided on or before the Closing Date, may terminate this Agreement in the event of a breach by General Partner or Seller in the observance or in the due and timely performance of any of the agreements or conditions contained herein on their part to be performed, and such breach shall not have been cured on or before the Closing Date.

(b)	Buyer may terminate this Agreement by giving written notice to Seller at any time prior to the Closing in the event that Seller has given Buyer any notice pursuant to Section 7.5 above and the development or information that is the subject of the notice has had or would be likely to have a material adverse effect on the financial condition of Seller, the financial prospects of the Business or the ability to continue the operation of the Business after the Closing in substantially the same manner as Buyer reasonably contemplated prior to becoming aware of the development or information.

Section 12.2. Termination by Seller. Seller may, by notice in the manner hereinafter provided on or before the Closing Date, terminate this Agreement in the event of a breach by Buyer in the observance or in the due and timely performance of any of the covenants, agreements or conditions contained herein on its part to be performed, and such breach shall not have been cured on or before the Closing Date.

Section 12.3 Termination by Either Party. Any party may terminate this Agreement by giving written notice to the other parties at any time prior to the Closing if the Closing shall not have occurred on or before November 15, 2002, or such party has reasonably determined that it can not occur by such date, by reason of the failure of any condition precedent under Articles 8 or 9 (unless the failure results primarily from such party itself breaching any representation, warranty or covenant contained in this Agreement).

Section 12.4 Effect of Termination. If any party terminates this Agreement pursuant to this Article 12, all rights and obligations of the parties hereunder shall terminate without any liability of any party to any other party (except for any liability of any party then in breach); provided, however, that the confidentiality provisions contained in Article 13 shall survive termination.

ARTICLE 13. NONDISCLOSURE OF CONFIDENTIAL INFORMATION

Section 13.1. Nondisclosure by Seller and General Partner. Seller and General Partner recognize and acknowledge that they had in the past, currently have, and in the future may possibly have, access to certain confidential information of Buyer, such as lists of customers, operational policies, and pricing and cost policies that are valuable, special and unique assets of Buyer and its businesses. Seller and General Partner each agree that, except as may be required by Applicable Laws or other legal process, they will not disclose such confidential information to any person, firm, corporation, association or other entity for any purpose or reason whatsoever, except to authorized representatives of Buyer, unless such information becomes known to the public generally through no fault of Seller or any Stockholder. In the case of a disclosure required by Applicable Laws or other legal process, Seller and General Partner shall make no disclosure without prior written notice to Buyer. In the event of a breach or threatened breach by Seller or one of the General Partner of the provisions of this Section, Buyer shall be entitled to an injunction restraining such party from disclosing, in whole or in part, such confidential information. Nothing herein shall be construed as prohibiting Buyer from pursuing any other available remedy for such breach or threatened breach, including, without limitation, the recovery of damages. The provisions of this Section shall apply at all times prior to the Closing Date and for a period of one year following the termination of this Agreement without a Closing having occurred.

Section 13.2. Nondisclosure by Buyer. Buyer and U S Liquids recognize and acknowledge that they have in the past, currently have, and prior to the Closing Date, will have access to certain confidential information of Seller, such as lists of customers, operational policies, and pricing and cost policies that are valuable, special and unique assets of Seller. Buyer and U S Liquids agree that they will not, except as may be required by Applicable Laws or valid legal process, disclose such confidential information to any person, firm, corporation, association, or other entity for any purpose or reason whatsoever, prior to the Closing Date without Seller’s prior written consent. In the case of a disclosure required by Applicable

Laws or other legal process, Seller and General Partner shall make no disclosure without prior written notice to Buyer. In the event of a breach or threatened breach by Buyer or U S Liquids of the provisions of this Section, Seller shall be entitled to an injunction restraining such party from disclosing, in whole or in part, such confidential information. Nothing contained herein shall be construed as prohibiting Seller from pursuing any other available remedy for such breach or threatened breach, including, without limitation, the recovery of damages. The provisions of this Section shall apply at all times prior to the Closing Date and for a period of one year following the termination of this Agreement without a Closing having occurred.

ARTICLE 14. FEDERAL SECURITIES ACT AND RESTRICTIONS ON STOCK

Section 14.1. U S Liquids Stock. Buyer and U S Liquids, jointly and severally, represent and warrant to Seller and Seller acknowledges that all of the shares of US Liquids Stock to be delivered to Seller upon Seller’s exercise of the warrants delivered pursuant this Agreement will be validly and legally issued under Delaware law and will not be registered under the Securities Act of 1933, as amended (the “Act”) or any applicable state securities laws, prior to delivery to Seller.

Section 14.2. Compliance with Law. Seller covenants, warrants and represents that none of the shares of US Liquids Stock will be offered, sold, assigned, pledged, hypothecated, transferred or otherwise disposed of except in full compliance with the Act and the rules and regulations promulgated thereunder.

ARTICLE 15. GENERAL

Section 15.1. Assignment; Binding Effect; Amendment. This Agreement and the rights of the parties hereunder may not be assigned (except by operation of law) and shall be binding upon and shall inure to the benefit of the parties hereto, the successors of Buyer and Seller, and the respective heirs and legal representatives of General Partner. This Agreement, upon execution and delivery, constitutes a valid and binding agreement of the parties hereto enforceable in accordance with its terms and may be modified or amended only by a written instrument executed by all parties hereto.

Section 15.2. Third Party Beneficiary. Each of the parties hereto intends that US Liquids shall be a third party beneficiary to this Agreement, shall be entitled to the benefits hereof and shall have the ability to exercise the rights granted to Buyer herein as fully as if it were a direct signatory hereto. The parties agree that no other entity shall be a third party beneficiary to this Agreement.

Section 15.3. Entire Agreement. This Agreement is the final, complete and exclusive statement and expression of the agreement among the parties hereto with relation to the subject matter of this Agreement, it being understood that there are no oral representations, understandings or agreements covering the same subject matter as this Agreement. This Agreement supersedes, and cannot be varied, contradicted or supplemented by evidence of any prior or contemporaneous discussions, correspondence, or oral or written agreements of any kind.

Section 15.4. Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument.

Section 15.5. No Brokers. Seller and General Partner represent and warrant to Buyer and Buyer represents to Seller and General Partner that the warranting party has had no dealings with any broker or agent so as to entitle such broker or agent to a commission or fee in connection with the within transaction. If for any reason a commission or fee shall become due, the party dealing with such agent or broker shall pay such commission or fee and agrees to indemnify and save harmless each of the other parties from all claims for such commission or fee and from all attorneys’ fees, litigation costs and other expenses relating to such claim.

Section 15.6. Expenses of Transaction. Whether or not the transactions herein contemplated shall be consummated: (a) Buyer will pay the fees, expenses and disbursements of Buyer and its agents, representatives, accountants and counsel incurred in connection with the subject matter of this Agreement and any amendments hereto and all other costs and expenses incurred in the performance and compliance with all conditions to be performed by Buyer under this Agreement; and (b) Seller will pay the fees, expenses and disbursements of Seller and General Partner and their respective agents, representatives, accountants and counsel incurred in connection with the subject matter of this Agreement and any amendments hereto and all other costs and expenses incurred in the performance and compliance with all conditions to be performed by General Partner and Seller under this Agreement. All such fees, expenses and disbursements of General Partner and Seller shall be paid by Seller prior to the Closing so that the Assets will not be charged with or diminished by any such fee, cost or expense. General Partner and Seller represent and warrant to Buyer that General Partner and Seller have relied on their own advisors for all legal, accounting, tax or other advice whatsoever with respect to this Agreement and the transactions contemplated hereby.

Section 15.7. Notices. All notices or other communications required or permitted hereunder shall be in writing and may be given by depositing the same in United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, by overnight courier or by delivering the same in person to such party.

(a)	If to Buyer, addressed to it at:

U S Liquids of LA, L.P. 11079 Triangle Shell Road Jennings, Louisiana 70546 Attn: Divisional Vice President

with a copy to:

U S Liquids, Inc. 411 N. Sam Houston Parkway E., Suite 400 Houston, Texas 77060 Attn: General Counsel

(b)	If to Seller, addressed to it at:

Trinity Storage Services, L.P. 13453 Highway 71 Bee Cave, Texas 78738 Attn: Daniel B. Porter

with a copy to:

Matthews & Branscomb 802 Carancahua, Suite 1900 Corpus Christi, Texas 78470 Attn: Jeffrey S. Dickerson & Mark J. Hulings

Notice shall be deemed given and effective the day personally delivered, the day after being sent by overnight courier, subject to signature verification, and three business days after the deposit in the U.S. mail of a writing addressed as above and sent first class mail, certified, return receipt requested, or when actually received, if earlier. Any party may change the address for notice by notifying the other parties of such change in accordance with this Section.

Section 15.8. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Texas, without giving effect to any choice or conflict of law provision or rule (whether of the State of Texas or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Texas.

Section 15.9. No Waiver. No delay of or omission in the exercise of any right, power or remedy accruing to any party as a result of any breach or default by any other party under this Agreement shall impair any such right, power or remedy, nor shall it be construed as a waiver of or acquiescence in any such breach or default, or of or in any similar breach or default occurring later; nor shall any waiver of any single breach or default be deemed a waiver of any other breach of default occurring before or after that waiver.

Section 15.10. Time of the Essence. Time is of the essence of this Agreement.

Section 15.11. Captions. The headings of this Agreement are inserted for convenience only, shall not constitute a part of this Agreement or be used to construe or interpret any provision hereof.

Section 15.12. Severability. In case any provision of this Agreement shall be invalid, illegal or unenforceable, it shall, to the extent possible, be modified in such manner as to be valid, legal and enforceable but so as most nearly to retain the intent of the parties. If such modification is not possible, such provision shall be severed from this Agreement. In either case the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

Section 15.13. Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local or foreign statute shall be deemed to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” means including, without limitation. The parties intend that representation, warranty and covenant contained herein shall have independent significance. If any party has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) that the party has not breached shall not detract from or mitigate the fact the party is in breach of the first representation, warranty or covenant.

Section 15.14. Standstill Agreement. Unless and until this Agreement is terminated pursuant to Article 12 hereof without the Closing having taken place, Seller will not directly or indirectly solicit offers for the stock or the assets of Seller or for a merger or consolidation involving Seller, or respond to inquiries from, share information with, negotiate with or in any way facilitate inquiries or offers from, third parties who express or who have heretofore expressed an interest in acquiring Seller by merger, consolidation or other combination or acquiring any of the Assets of Seller; nor will any Stockholder permit Seller to do any of the foregoing.

Section 15.15. Press Releases and Public Announcements. No party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the other party; provided, however, that any party may make any public disclosure it believes in good faith to be required by applicable law, rule or regulation or any listing or trading agreement concerning its publicly traded securities (in which case the disclosing party will use reasonable efforts to advise the other party prior to making such disclosure).

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

U S LIQUIDS OF LA, L.P.		TRINITY STORAGE SYSTEMS, L.P.

By:	MBO, Inc., Its General Partner	By:	CCBS, Inc., its General Partner

By:		By:

U S LIQUIDS INC		CCBS, INC

By:		By:

LIST OF SCHEDULES

Schedule 1.1(d)	—	Equipment
Schedule 1.1(e)	—	Motor Vehicles
Schedule 1.1(f)	—	Equipment Leases
Schedule 1.1(g)	—	Motor Vehicle Leases
Schedule 1.1(k)	—	Customer Contracts and Related Approvals
Schedule 1.1(l)	—	Contracts
Schedule 1.3	—	Customer Contracts Requiring Consent to Assignment
Schedule 2.3	—	Seller’s Debt
Schedule 5.1(a)	—	Partnership Agreement and Related Documents of Seller
Schedule 5.1(b)	—	Articles of Incorporation and Bylaws of General Partner
Schedule 5.3	—	Predecessors
Schedule 5.5	—	Financial Statements
Schedule 5.6	—	Non-Balance Sheet Liabilities
Schedule 5.7(a)	—	Permits; Licenses; Applications; Proprietary Rights
Schedule 5.9(a)	—	Real Property Disclosure
Schedule 5.11	—	Insurance Policies
Schedule 5.12	—	Employees
Schedule 5.13	—	Employee Plans
Schedule 5.14(b)	—	Compliance with Laws
Schedule 5.16	—	Litigation
Schedule 5.19	—	List of Disposal Sites

LIST OF EXHIBITS

Exhibit A	—	Description of the Real Property
Exhibit B	—	Real Estate Leases
Exhibit C	—	Noncompetition Agreement